Exhibit 99.1

For Immediate Release:

Media Contact:	Investor Contact:
Matt Schuler	Samir Khanal
Communications Manager	Senior Director of Investor Relations
216.755.5500	216.755.5500
mschuler@ddr.com	skhanal@ddr.com

DDR REPORTS AN 8.0% INCREASE IN OPERATING FFO PER DILUTED SHARE

TO $0.27 FOR THE QUARTER ENDED JUNE 30, 2013

BEACHWOOD, OHIO, July 31, 2013 – DDR Corp. (NYSE: DDR) today announced operating results for the second quarter ended June 30, 2013.

SIGNIFICANT SECOND QUARTER ACTIVITY

•	Generated Operating FFO of $0.27 per diluted share, an increase of 8.0% compared to second quarter of 2012

•	Executed 461 new leases and renewals for 2.8 million square feet

•	Increased the portfolio leased rate by 20 basis points to 94.6% at June 30, 2013 from 94.4% at March 31, 2013 and by 90 basis points from 93.7% at June 30, 2012

•

Generated positive leasing spreads, with new leases up 12.0% at 100% ownership and 12.8% on a pro rata basis, and renewals up 7.0% at 100% ownership and 7.7% on a pro rata basis; blended spreads were up 7.9% at 100% ownership and 8.6% on a pro rata basis

•	Generated same store net operating income growth of 3.1% at 100% ownership and 3.0% on a pro rata basis as compared to the prior year

•

Opened Belgate Shopping Center, a 100% leased, 900,000-square-foot prime power center located in Charlotte, North Carolina, anchored by IKEA, Walmart and a complementary line-up of junior anchors including Marshalls, ULTA, Old Navy, Petco, World Market, Hobby Lobby and Shoe Carnival

•	Acquired $106 million of prime assets

•	Completed the disposition of $64 million of non-prime assets; DDR’s pro rata gross proceeds were $60 million

•	Issued $45 million of common shares to fund the net investment in prime assets

•	Issued $150 million of 6.250% Class K preferred shares, the net proceeds of which were used to redeem $150 million of 7.375% Class H preferred shares

•

Entered into an agreement to acquire 30 prime assets from its existing joint venture with an affiliate of The Blackstone Group L.P. (“Blackstone”), which is expected to close in the fourth quarter of 2013

•

Issued $300 million of 3.375% senior unsecured notes due 2023 and entered into forward sale agreements to sell 39.1 million common shares for gross proceeds of $739 million to fund the Blackstone transaction. The Company expects to settle the forward sale agreements no later than October 31, 2013

“We are very pleased with the consistently strong performance of our assets during the quarter and year-to-date. The day-to-day momentum within the portfolio combined with opportunistic transactional activity and support from the capital markets has enabled continued execution of our strategic objectives for the benefit of all stakeholders,” commented DDR’s chief executive officer, Daniel B. Hurwitz.

FINANCIAL HIGHLIGHTS

The Company’s second quarter Operating Funds From Operations attributable to common shareholders (“Operating FFO”) increased to $86.1 million, or $0.27 per diluted share, which compares to $71.6 million, or $0.25 per diluted share, for the prior-year comparable period. The increase in Operating FFO for the three-month period ended June 30, 2013, as compared to the same period in 2012, primarily is due to organic growth and shopping center acquisitions, partially offset by asset dispositions.

Funds From Operations attributable to common shareholders (“FFO”) for the three-month period ended June 30, 2013, increased to $80.0 million, or $0.25 per diluted share, which compares to $78.1 million, or $0.27 per diluted share, for the prior-year comparable period. The increase in FFO for the three-month period ended June 30, 2013, as compared to the same period in 2012, primarily is due to the same factors impacting Operating FFO, as well as a reduction in impairment charges of non-depreciable assets and the loss on debt retirement related to the Company’s repurchase of unsecured senior notes partially offset by the write-off of the original issuance costs from the redemption of the Company’s 7.375% Class H cumulative redeemable preferred shares (“Class H Preferred Shares”) in 2013 and the gain on change in control of interests recorded in 2012.

Operating FFO for the six-month period ended June 30, 2013 increased to $172.1 million, or $0.54 per diluted share, which compares to $138.4 million, or $0.49 per diluted share, for the prior-year comparable period. The increase in Operating FFO for the six-month period ended June 30, 2013, as compared to the same period in 2012, primarily is due to the same factors impacting Operating FFO for the three-month period.

FFO for the six-month period ended June 30, 2013 increased to $162.5 million, or $0.51 per diluted share, which compares to $137.8 million, or $0.49 per diluted share, for the prior-year comparable period. The increase in FFO for the six-month period ended June 30, 2013, as compared to the same period in 2012, primarily is due to the same factors impacting FFO for the three-month period.

Net loss attributable to common shareholders for the three-month period ended June 30, 2013, was $36.0 million, or $0.11 per diluted share, which compares to net loss of $44.5 million, or $0.16 per diluted share, for the prior-year comparable period. Net loss attributable to common shareholders for the six-month period ended June 30, 2013, was $36.8 million, or $0.12 per diluted share, which compares to net loss of $66.5 million, or $0.24 per diluted share, for the prior-year comparable period. The decrease in net loss attributable to common shareholders for the three- and six-month periods ended June 30, 2013, as compared to the same periods in 2012, primarily is due to the same factors impacting FFO.

LEASING & PORTFOLIO OPERATIONS

The following results for the three-month period ended June 30, 2013, highlight continued strong leasing activity throughout the portfolio:

•	Executed 190 new leases aggregating approximately 0.9 million square feet and 271 renewals aggregating 1.9 million square feet

•

Generated positive leasing spreads for the second quarter, with new leases up 12.0% at 100% ownership and 12.8% on a pro rata basis, and renewals up 7.0% at 100% ownership and 7.7% on a pro rata basis; blended spreads were up 7.9% at 100% ownership and 8.6% on a pro rata basis

•	The portfolio leased rate increased to 94.6% at June 30, 2013, as compared to 94.4% at March 31, 2013 and 93.7% at June 30, 2012

•	Same store net operating income (“NOI”) increased by 3.1% at 100% ownership for the three-month period ended June 30, 2013 as compared to the prior-year comparable period and 3.0% on a pro rata basis

In May 2013, the Company opened Belgate Shopping Center, a 100% leased, 900,000-square-foot prime power center located in Charlotte, North Carolina, anchored by IKEA, Walmart and a complementary line-up of junior anchors including Marshalls, ULTA, Old Navy, Petco, World Market, Hobby Lobby and Shoe Carnival. The project, which was initially acquired in June 2012, was completed ahead of schedule with a total net projected cost of $20 million.

ACQUISITIONS & FINANCINGS

In May 2013, the Company entered into a purchase agreement to acquire its partner’s 95% interest in a portfolio of 30 prime shopping centers. The acquisition, which is expected to close in the fourth quarter of 2013, is subject to customary closing conditions. The portfolio is comprised primarily of market dominant prime power centers located in top 40 MSA’s and includes Shoppers World in Boston, Woodfield Village Green in Chicago, Fairfax Towne Center in Washington DC, and Riverdale Village in Minneapolis. The properties have been owned, developed, leased and managed through various ventures since 1995. The portfolio is comprised of 11.8 million total square feet, is 95% leased, and consists of large format centers with an average size of approximately 400,000 square feet, 20% larger than the average DDR prime power center.

In April 2013, the Company acquired its partner’s 85% interest in five prime unencumbered power centers for $94 million. The Company funded its investment primarily with proceeds from asset sales and the issuance of common equity. The acquisitions include The Walk at Highwoods Preserve (Tampa, FL), Douglasville Pavilion (Atlanta, GA), Commonwealth Center and Chesterfield Crossing (Richmond, VA) and Jefferson Plaza (Newport News, VA). The 1.3 million square foot, 98% leased portfolio is anchored by national high credit quality retailers such as Walmart, Target, Costco, Home Depot, T.J. Maxx, Ross Dress for Less, PetSmart, The Fresh Market, and Pier One.

In the second quarter of 2013, the Company originated $28.5 million of mezzanine loans on two retail assets in Chicago. These loans are secured by a development project and a stabilized prime shopping center. The interest rates are 9.5% and 9.0%, respectively.

In the second quarter of 2013, the Company issued 2.5 million new common shares at a weighted-average price of $17.83 per share, generating gross proceeds of $45 million, which were used to partially fund the acquisition of five prime assets.

In May 2013, the Company issued $300 million aggregate principal amount of 3.375% senior unsecured notes due May 2023. The Company also entered into forward sale agreements to issue 39.1 million common shares at a price of $18.90 per share. The Company expects to settle the forward sale agreements no later than October 31, 2013. The net proceeds from these two financings are expected to be used to fund the Blackstone acquisition.

In April 2013, the Company issued $150 million of 6.250% Class K cumulative redeemable preferred shares at a price of $25.00 per depositary share. In addition, the Company redeemed $150 million of its Class H Preferred Shares at a redemption price of $25.1127 per depositary share (the sum of $25.00 per depositary share and dividends per share of $0.1127 prorated to the redemption date). The Company recorded a non-cash charge of $5.2 million to net income attributable to common shareholders in the second quarter of 2013 related to the prorated write-off of the Class H Cumulative Redeemable Preferred Shares’ original issuance costs.

DISPOSITIONS

In the second quarter of 2013, the Company sold 10 consolidated operating shopping centers, aggregating approximately 0.5 million square feet, plus non-income producing assets generating gross proceeds of approximately $59.3 million. The Company’s unconsolidated joint ventures sold one operating shopping center aggregating approximately 0.1 million square feet generating gross proceeds of approximately $5.1 million. The Company’s pro rata share of the gross proceeds was $60 million and it recorded an aggregate net loss of approximately $3.6 million related to asset sales in the second quarter of 2013.

2013 GUIDANCE

There has been no change in Operating FFO per share guidance since the last update provided on May 15, 2013, when the Company raised the bottom end of the range from $1.07 to $1.08. The Company continues to estimate Operating FFO for 2013 between $1.08 and $1.11 per diluted share.

NON-GAAP DISCLOSURES

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO and Operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and Operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group. Neither FFO nor Operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is necessarily indicative of cash available to fund cash needs and should be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.

FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains and losses from disposition of depreciable real estate property, which are presented net of taxes, (iii) impairment charges on depreciable real estate property and related investments, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates Operating FFO by excluding the non-operating charges and gains described above. The Company computes FFO in accordance with the NAREIT definition. Other real estate companies may calculate FFO and Operating FFO in a different manner. Operating FFO is useful to investors as the Company removes these charges and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net income (loss) to FFO and Operating FFO is presented in the financial highlights section of the Company’s quarterly supplement.

SAFE HARBOR

DDR considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, our ability to successfully complete the proposed acquisition of properties from the Blackstone joint venture, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; the success of our capital recycling strategy; and the finalization of the financial statements for the three-month period ended June 30, 2013. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s Form 10-K for the year ended December 31, 2012, as amended. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

ABOUT DDR CORP.

DDR is an owner and manager of 435 value-oriented shopping centers representing 115 million square feet in 39 states, Puerto Rico and Brazil. The Company’s assets are concentrated in high barrier-to-entry markets with stable populations and high growth potential and its portfolio is actively managed to create long-term shareholder value. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol DDR. Additional information about the company is available at www.ddr.com, as well as on Twitter, LinkedIn, Facebook and Pinterest.

CONFERENCE CALL INFORMATION & SUPPLEMENTAL MATERIALS

A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request to Samir Khanal, at the Company’s corporate office, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or at www.ddr.com.

The Company will hold its quarterly conference call tomorrow, August 1, 2013, at 10:00 a.m. Eastern Time. To participate, please dial 877.415.3181 (domestic), or 857.244.7324 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 80759747. Access to the live call and replay will also be available through the Company’s website. The replay will be available through August 8, 2013.

DDR Corp.

Financial Highlights

(In Thousands)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Revenues:
Minimum rents	$146,988	$130,803	$290,154	$257,671
Percentage and overage rents	720	613	2,469	1,994
Recoveries from tenants	46,813	41,284	93,711	83,300
Ancillary and other property income	7,477	6,640	13,158	12,641
Management, development and other fee income	10,191	11,222	20,912	22,976
Other (A)	4,898	132	5,526	707

	217,087	190,694	425,930	379,289

Expenses:
Operating and maintenance	34,290	30,151	67,567	62,750
Real estate taxes	27,677	24,883	55,146	49,412
Impairment charges (B)	34,439	42,101	37,525	42,132
General and administrative	20,117	19,131	39,877	38,144
Depreciation and amortization	69,887	62,247	138,331	120,315

	186,410	178,513	338,446	312,753

Other income (expense):
Interest income	5,797	2,328	13,674	4,168
Interest expense (C)	(55,816)	(53,685)	(110,240)	(108,722)
Loss on debt retirement, net	—	(7,892)	—	(13,495)
Other income (expense), net (D)	1,895	(3,656)	(1,006)	(5,233)

	(48,124)	(62,905)	(97,572)	(123,282)

Loss before earnings from equity method investments and other items	(17,447)	(50,724)	(10,088)	(56,746)
Equity in net (loss) income of joint ventures	(1,191)	3,232	1,763	11,480
Impairment of joint venture investments (B)	—	—	—	(560)
Gain on change in control of interests	1,066	39,348	1,066	39,348
Tax expense of taxable REIT subsidiaries and state franchise and income taxes	(1,716)	(367)	(2,083)	(544)

Loss from continuing operations	(19,288)	(8,511)	(9,342)	(7,022)
Loss from discontinued operations (E)	(2,305)	(34,103)	(5,700)	(51,138)

Loss before (loss) gain on disposition of real estate	(21,593)	(42,614)	(15,042)	(58,160)
(Loss) gain on disposition of real estate, net of tax	(1,525)	5,234	(1,582)	5,899

Net loss	(23,118)	(37,380)	(16,624)	(52,261)
Income attributable to non-controlling interests	(195)	(120)	(386)	(296)

Net loss attributable to DDR	$(23,313)	$(37,500)	$(17,010)	$(52,557)
Write-off of preferred share original issuance costs (F)	(5,246)	—	(5,246)	—
Preferred dividends	(7,475)	(6,967)	(14,505)	(13,934)

Net loss attributable to common shareholders	$(36,034)	$(44,467)	$(36,761)	$(66,491)

Funds From Operations (“FFO”):
Net loss attributable to common shareholders	$(36,034)	$(44,467)	$(36,761)	$(66,491)
Depreciation and amortization of real estate investments	68,122	61,697	135,138	120,144
Equity in net loss (income) of joint ventures	1,191	(3,232)	(1,763)	(11,480)
Impairment of depreciable joint venture investments	—	—	—	560
Joint ventures’ FFO	12,146	12,633	24,372	26,618
Non-controlling interests (OP Units)	54	48	108	96
Impairment of depreciable real estate assets	32,422	54,714	40,101	72,054
Loss (gain) on disposition of depreciable real estate, net	2,063	(3,320)	1,285	(3,680)

FFO attributable to common shareholders	79,964	78,073	162,480	137,821

Non-operating items, net (G)	6,130	(6,461)	9,666	597

Operating FFO	$86,094	$71,612	$172,146	$138,418

Earnings per share – Diluted (H)	$(0.11)	$(0.16)	$(0.12)	$(0.24)

Funds From Operations – Diluted (H)	$0.25	$0.27	$0.51	$0.49

Operating Funds From Operations – Diluted (H)	$0.27	$0.25	$0.54	$0.49

DDR Corp.

Financial Highlights

(In Thousands)

Selected Balance Sheet Data

	June 30, 2013	December 31, 2012
Assets:
Real estate and rental property:
Land	$1,887,999	$1,900,401
Buildings	5,868,717	5,773,961
Fixtures and tenant improvements	522,103	489,626

	8,278,819	8,163,988
Less: Accumulated depreciation	(1,757,530)	(1,670,717)

	6,521,289	6,493,271
Land held for development and construction in progress	480,771	475,123
Real estate held for sale, net	1,852	—

Real estate, net	7,003,912	6,968,394

Investments in and advances to joint ventures	597,182	613,017
Cash	41,718	31,174
Restricted cash	23,524	23,658
Notes receivable, net	71,076	68,718
Receivables, including straight-line rent, net	113,669	126,228
Other assets, net	281,638	224,648

	$8,132,719	$8,055,837

Liabilities & Equity:
Indebtedness:
Revolving credit facilities	$34,662	$147,905
Unsecured debt	2,450,592	2,147,097
Unsecured term loan	350,000	350,000
Mortgage and other secured debt	1,609,170	1,674,141

	4,444,424	4,319,143
Dividends payable	49,971	44,210
Other liabilities	310,048	326,024

Total liabilities	4,804,443	4,689,377
Preferred shares	405,000	405,000
Common shares	32,006	31,524
Paid-in-capital	4,714,508	4,629,257
Accumulated distributions in excess of net income	(1,817,540)	(1,694,822)
Deferred compensation obligation	16,442	15,556
Accumulated other comprehensive income	(30,367)	(27,925)
Less: Common shares in treasury at cost	(15,362)	(16,452)
Non-controlling interests	23,589	24,322

Total equity	3,328,276	3,366,460

	$8,132,719	$8,055,837

DDR Corp.

Financial Highlights

(A)	Other revenues were comprised of the following (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Lease termination fees	$4.7	$—	$5.2	$0.5
Other miscellaneous	0.2	0.1	0.3	0.2

	$4.9	$0.1	$5.5	$0.7

(B)	The Company recorded impairment charges on the following (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Land held for development	$—	$6.4	$—	$6.4
Undeveloped land	2.6	19.1	2.6	19.1
Assets marketed for sale	31.8	16.6	34.9	16.6

Total continuing operations	34.4	42.1	37.5	42.1
Sold assets or assets held for sale	0.5	38.1	5.1	55.5

Total discontinued operations	0.5	38.1	5.1	55.5

Joint venture investments	—	—	—	0.6

Total impairment charges	$34.9	$80.2	$42.6	$98.2

(C)	The Company recorded the following in connection with its outstanding convertible debt (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Non-cash interest expense related to amortization of the debt discount	$2.7	$2.5	$5.3	$5.7

(D)	Other income (expenses) were comprised of the following (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Transaction and other income (expenses)	$—	$(2.5)	$(0.6)	$(3.1)
Litigation-related expenses	(0.4)	(0.8)	(0.7)	(1.5)
Debt extinguishment gain (costs), net	2.3	(0.4)	0.3	(0.6)

	$1.9	$(3.7)	$(1.0)	$(5.2)

DDR Corp.

Financial Highlights

(E)	The operating results related to assets classified as discontinued operations are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Revenues from operations	$1.8	$5.7	$4.5	$13.9

Operating expenses	0.6	1.9	1.4	5.4
Impairment charges	0.5	38.1	5.1	55.5
Interest, net	0.4	1.3	1.0	3.2
Depreciation and amortization	0.5	1.7	1.2	4.2

Total expenses	2.0	43.0	8.7	68.3

Loss before (loss) gain on disposition of real estate	(0.2)	(37.3)	(4.2)	(54.4)
(Loss) gain on disposition of real estate, net	(2.1)	3.2	(1.5)	3.3

Net loss	$(2.3)	$(34.1)	$(5.7)	$(51.1)

(F)	In May 2013, the Company redeemed $150 million of its Class H Preferred Shares. The Company recorded a non-cash charge of $5.2 million to net income attributable to common shareholders in the second quarter of 2013 related to the prorated write-off of the Preferred Shares’ original issuance costs.

(G)	The gains and charges excluded from Operating FFO for the three- and six-month periods ended June 30, 2013 and 2012, respectively, are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Non-cash impairment charges – non-depreciable consolidated assets	$2.6	$25.5	$2.6	$25.5
Loss on debt retirement, net	—	7.9	—	13.5
Other expense (income), net – transaction costs, litigation costs and debt extinguishment (gain) costs	(1.6)	3.7	1.5	5.4
Equity in net (income) loss of joint ventures – currency adjustments, debt extinguishment and other expenses	(0.5)	0.9	(0.3)	1.0
Non-cash loss (gain) on disposition of non-depreciable real estate, net	1.5	(5.2)	1.8	(5.5)
Non-cash gain on change in control of interests	(1.1)	(39.3)	(1.1)	(39.3)
Non-cash write-off of preferred share original issuance costs	5.2	—	5.2	—

Total adjustments from FFO to Operating FFO	$6.1	$(6.5)	$9.7	$0.6

DDR Corp.

Financial Highlights

(H)	The Company’s per share information is as follows:

	At June 30,
	2013	2012
Common shares outstanding	320.1	301.3
OP Units outstanding (“OP Units”)	0.4	0.4

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Earnings per common share:
Basic	$(0.11)	$(0.16)	$(0.12)	$(0.24)

Diluted	$(0.11)	$(0.16)	$(0.12)	$(0.24)

Basic – average shares outstanding	317.0	280.4	315.1	277.8

Diluted – average shares outstanding	317.0	280.4	315.1	277.8

Dividends Declared:	$0.135	$0.12	$0.27	$0.24

FFO per share:
Basic	$0.25	$0.28	$0.51	$0.49

Diluted	$0.25	$0.27	$0.51	$0.49

Weighted average common shares outstanding	319.2	282.6	317.4	279.9

Assumed conversion of OP Units	0.4	0.4	0.4	0.4

FFO Weighted average common shares and OP Units – Basic	319.6	283.0	317.8	280.3

Assumed conversion of dilutive securities	0.5	2.6	0.5	2.5

FFO Weighted average common shares and OP Units – Diluted	320.1	285.6	318.3	282.8

Operating FFO:
Diluted	$0.27	$0.25	$0.54	$0.49

Operating FFO Weighted average common shares and OP Units – Diluted	320.1	285.6	318.3	282.8

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In Thousands)

Combined condensed income statements

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Revenues:
Minimum rents	$134,527	$115,350	$269,285	$230,263
Percentage and overage rents	591	399	1,631	578
Recoveries from tenants	32,981	24,481	66,826	49,151
Other	16,721	23,464	33,805	42,916

	184,820	163,694	371,547	322,908

Expenses:
Operating and maintenance	43,293	48,250	85,889	83,395
Real estate taxes	21,729	16,183	44,020	32,100
Impairment charges (A)	44,563	—	44,563	840

	109,585	64,433	174,472	116,335

Net operating income	75,235	99,261	197,075	206,573
Depreciation and amortization of real estate investments	59,045	41,863	124,345	81,550
Interest expense	60,059	58,860	122,258	113,978

(Loss) income before other items	(43,869)	(1,462)	(49,528)	11,045
Income tax expense	(7,238)	(6,200)	(13,853)	(12,190)

Loss from continuing operations	(51,107)	(7,662)	(63,381)	(1,145)
Discontinued operations:
Loss from operations	(87)	(8,287)	(62)	(10,534)
(Loss) gain on disposition, net	(369)	247	(5,906)	107

Loss before gain (loss) on disposition of assets	(51,563)	(15,702)	(69,349)	(11,572)
Gain (loss) on disposition of assets, net	164	(750)	643	13,102

Net (loss) income	$(51,399)	$(16,452)	$(68,706)	$1,530
Non-controlling interests	(6,695)	(4,600)	(13,914)	(13,534)

Net loss attributable to unconsolidated joint ventures	$(58,094)	$(21,052)	$(82,620)	$(12,004)

Net (loss) income at DDR’s ownership interests	$(1,522)	$3,171	$1,528	$13,351
Basis differences	331	61	235	(1,871)

Equity in net (loss) income of joint ventures	$(1,191)	$3,232	$1,763	$11,480

FFO at DDR’s ownership interests (B)	$12,146	$12,633	$24,372	$26,618

Operating FFO at DDR’s ownership interests (B)	$11,640	$13,556	$24,082	$27,659

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In Thousands)

Combined condensed balance sheets

	June 30, 2013	December 31, 2012
Land	$1,529,795	$1,569,548
Buildings	4,632,324	4,681,462
Fixtures and tenant improvements	266,917	244,293

	6,429,036	6,495,303
Less: Accumulated depreciation	(881,857)	(833,816)

	5,547,179	5,661,487
Land held for development and construction in progress (C)	277,314	348,822

Real estate, net	5,824,493	6,010,309
Cash and restricted cash	368,948	467,200
Receivables, including straight-line rent, net	101,938	99,098
Other assets, net	380,154	427,014

	$6,675,533	$7,003,621

Mortgage debt (D)	$4,141,601	$4,246,407
Notes and accrued interest payable to DDR	153,042	143,338
Other liabilities	295,990	342,614

	4,590,633	4,732,359
Redeemable preferred equity	167,060	154,556
Accumulated equity	1,917,840	2,116,706

	$6,675,533	$7,003,621

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(A)	For the three- and six-month periods ended June 30, 2013, impairment charges were recorded primarily on assets that are in the process of being marketed for sale of which the Company’s proportionate share was approximately $4.7 million.

(B)	FFO and Operating FFO from unconsolidated joint ventures are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2013	2012	2013	2012
Net loss attributable to unconsolidated joint ventures	$(58.1)	$(21.1)	$(82.6)	$(12.0)
Depreciation and amortization of real estate investments	57.5	44.1	122.3	89.4
Impairment of depreciable real estate assets	44.6	6.9	44.6	8.2
Loss (gain) on sale of depreciable real estate	0.4	0.5	5.4	(13.2)

FFO	$44.4	$30.4	$89.7	$72.4

FFO at DDR ownership interests	$12.1	$12.6	$24.4	$26.6

Operating FFO at DDR’s ownership interests (1)	$11.6	$13.5	$24.1	$27.6

DDR joint venture distributions received, net	$12.0	$11.9	$14.4	$16.4

(1)	Excluded from Operating FFO is the Company’s proportionate share of net activity related to foreign currency adjustments, debt extinguishments and other expenses as disclosed above in this press release.

(C)	The Company’s proportionate share of land held for development and construction in progress is as follows (in millions):

	June 30, 2013	December 31, 2012
Company’s proportionate share	$75.5	$100.9

(D)	Mortgage debt consists of the following (in millions):

	June 30, 2013	December 31, 2012
Company’s proportionate share	$712.8	$724.9
Non-recourse debt included above for which the Company has written its investment down to zero and is receiving no allocation of income, loss or FFO	52.8	48.2